Exhibit 5.3

                                   June 2, 2004

Financial Federal Corporation
733 Third Avenue
New York, New York 10017

            Re:   Financial Federal Corporation
                  Registration Statement on Form S-3

Dear Ladies and Gentlemen:

            We have acted as special tax counsel for Financial Federal Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on June 3, 2004 (the "Registration Statement"), under the
Securities Act of 1933, as amended (the "Act"), for the registration under the Act of 2.0% Convertible Senior Debentures due 2034 ("Notes") and shares of Common Stock, $0.50 par value of the Company, issuable upon conversion of the Notes ("Common Stock").

            We hereby confirm that the statements set forth under the heading "United States Federal Income Tax Considerations", insofar as such statements constitute a summary the United States federal income tax laws, are accurate in all material respects.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not consider that we are "experts," within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.


                                  Very truly yours,

                                  /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP
                                  --------------------------------------
                                  ORRICK, HERRINGTON & SUTCLIFFE LLP